EXHIBIT 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Becton, Dickinson and Company
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common stock, $1.00 par value	Rule 457(c) and Rule 457(h)	5,700,000(2)	$233.58	$1,331,406,000	0.0001476	$196,515.53
Total Offering Amounts					$1,331,406,000		$196,515.53
Total Fee Offsets							-
Net Fee Due							$196,515.53

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)Represents additional shares of Common Stock reserved for issuance under the Registrant’s 2004 Employee and Director Equity-Based Compensation Plan.
(3)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices reported for shares of Common Stock on the New York Stock Exchange on November 15, 2023.
(4)Rounded up to the nearest penny.